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                                                                    Exhibit 12.1

                                EQUITY INNS, INC.
                    STATEMENT REGARDING COMPUTATION OF RATIOS
                             (DOLLARS IN THOUSANDS)


                                                                       Years Ended
                                            ----------------------------------------------------------------
                                             2005         2004          2003             2002         2001
                                            -------      -------      --------          -------      -------
Income (loss) before minority
   interests                                $15,365      $ 5,994      $   (735)         $    92      $ 6,740

Fixed charges
Interest expense, net                        36,064       29,231        29,289           30,085       32,704
                                            -------      -------      --------          -------      -------

       Total fixed charges                  $36,064      $29,231      $ 29,289          $30,085      $32,704
                                            =======      =======      ========          =======      =======

Earnings before fixed charges               $51,429      $35,225      $ 28,554          $30,177      $39,444
                                            =======      =======      ========          =======      =======

       Ratio of earnings/fixed charges         1.43         1.21          0.97(1)          1.00         1.21
                                            =======      =======      ========          =======      =======

Preferred dividends                         $ 7,547      $ 7,547      $  6,823          $ 6,531      $ 6,531
                                            -------      -------      --------          -------      -------

Fixed charges, including preferred
   dividends                                $43,611      $36,778      $ 36,112          $36,616      $39,235
                                            =======      =======      ========          =======      =======

Ratio of earnings/fixed charges
   and preferred dividends                     1.18         0.96          0.79             0.82         1.01
                                            =======      =======      ========          =======      =======


(1) The deficiency in the ratio of earnings to fixed charges was $735 in 2003.